Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

Rollins, Inc. to Participate in the 16th Annual Burkenroad Reports Investment Conference

Atlanta, GA, April 13, 2012 — Rollins, Inc. (NYSE:  ROL) announced today that the company will participate in the 16th Annual Burkenroad Reports Investment Conference, to be held Friday, April 27, 2012 at The Westin New Orleans Canal Place Hotel in New Orleans, LA.

Harry Cynkus, Senior Vice President, Chief Financial Officer and Treasurer will make a presentation on Friday, April 27, 2012 at 10:30 a.m. Central Time.  The presentation will provide a corporate overview, highlight the services Rollins provides and discuss the most recent published financial results.   A copy of this presentation will be available on our web site at www.rollins.com on the date of the event.

Rollins Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Western Pest Services, Orkin Canada, The Industrial Fumigant Company, Waltham Services LLC., Crane Pest Control and Trutech LLC., the Company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Central America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe and Africa from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.indfumco.com, www.walthamservices.com, www.cranepestcontrol.com, www.trutechinc.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.